JNL Investors Series Trust 485BPOS

Exhibit 99.28(j)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2023, with respect to the financial statements of JNL Government Money Market Fund and JNL Securities Lending Collateral Fund, each a series of JNL Investors Series Trust, as of December 31, 2022, incorporated by reference herein, and to the reference to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Chicago, Illinois
April 26, 2023